CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report on Ashford Hospitality Trust, Inc and its Predecessor dated March 19, 2004, and our reports on the Residence, Sea Turtle and SpringHill dated March 24, 2004, April 2, 2004 and March 24, 2004, respectively, in the Registration Statement (Form S-11) and related Prospectus of Ashford Hospitality Trust, Inc. dated April 7, 2004.

/s/ Ernst & Young LLP

Dallas, Texas
April 5, 2004